Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)

                      Ticker: MSA (NYSE)

                      Contact: Mark Deasy – (412) 967-3357

FOR IMMEDIATE RELEASE

MSA Announces First Quarter Results

PITTSBURGH, April 30, 2009 – MSA (NYSE: MSA) today announced that net sales for the first quarter of 2009 were $218.2 million compared with $266.3 million for the first quarter of 2008, a decrease of $48.1 million, or 18 percent. Net income for the first quarter of 2009 was $7.2 million, or 20 cents per basic share, a decrease of $8.8 million, or 55 percent, compared with $16.0 million, or 45 cents per basic share, for the same quarter last year.

“MSA’s consolidated sales in the first quarter were clearly impacted by the effects of the ongoing global recession. Compared to the first quarter of 2008, sales are down 18% with decreases in each of our three geographic segments. However, when you adjust our sales for the relative strength of the U.S. dollar compared to the first quarter of last year, our global sales are down 10% with a decline of 24% in North America and improvements of 15% in Europe and 6% in International,” said William M. Lambert, MSA President and CEO. “I was encouraged to see year-over-year growth in local currency sales among many of our International affiliates and a 14% reduction in selling, general and administrative expenses as we maintain our focus on managing operating costs throughout the company.”

Sales in the company’s North American segment decreased $35.9 million, or 24 percent, in the first quarter of 2009. The decrease generally reflects the recession’s impact on end-user demand, especially in construction, oil and gas, and other industrial markets. Sales of self-contained breathing

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apparatus (SCBA) were $5.4 million lower in the current quarter. However, shipments of breathing apparatus were unusually high during the first quarter of 2008 due to an increase in orders that had been delayed during the second half of 2007, as manufacturers and fire service customers made the transition to a new SCBA standards adopted by the National Fire Protection Association (NFPA). Fire service market sales of thermal imaging cameras and fire helmets were also down $5.1 million in the current quarter. First quarter 2009 sales of ballistic helmets to the U.S. military and Canadian Forces were down $6.5 million and $3.6 million, respectively, as current contracts wound down or were completed. Head protection shipments declined $5.2 million in the quarter as the effects of the economic recession reduced demand from construction and industrial distributors.

Sales in the company’s European segment were down $3.5 million, or 6 percent, in the first quarter of 2009. Local currency sales, however, increased $7.1 million. Local currency sales of ballistic helmets and gas masks improved $2.3 million and $1.1 million, respectively, on strong shipments to military and law enforcement customers in Germany and France. Local currency sales of fire helmets improved $1.7 million, primarily in France. The remainder of the local currency sales increase occurred primarily in Eastern European markets. Currency translation effects reduced European segment sales, when stated in U.S. dollars, by $10.6 million during the current quarter, reflecting a weaker euro.

Sales in MSA’s International segment were down $8.8 million, or 15 percent, in the first quarter of 2009. However, local currency sales in the International segment improved $2.9 million during the current quarter. In China, local currency sales increased $5.1 million, reflecting strong shipments of SCBAs to the Hong Kong Fire Services. In South Africa, local currency sales were up $ 2.5 million, primarily to the mining industry. These improvements were partially offset by lower local currency sales

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in Australia and Latin America, down $3.0 million and $1.9 million, primarily due to the economic recession. Currency translation effects reduced International segment sales for the current quarter, when stated in U.S. dollars, by $11.7 million, largely due to the weakening of the Australian dollar, South African rand, and Brazilian real.

Net income in MSA’s North American segment was down $10.9 million, or 75 percent, in the first quarter of 2009. First quarter 2009 net income in North America includes a $4.4 million after-tax non-cash charge related to a voluntary retirement incentive program that was completed in January. Excluding this one-time charge, North American segment net income declined $6.5 million in the current quarter. This decrease was primarily related to the previously-discussed decrease in sales, partially offset by reductions in operating expenses.

Net income in the European segment was $1.4 million higher in the first quarter of 2009. The increase was primarily due to a reduction in operating expenses and a lower effective tax rate. Currency translation effects decreased current quarter European segment net income, when stated in U.S. dollars, by approximately $0.2 million, due to the weakening of the euro and most other European currencies.

Net income in MSA’s International segment was down $3.0 million, or 83 percent, in the first quarter of 2009. The decrease was primarily related to the previously-discussed decrease in sales. Currency translation effects decreased current quarter International segment net income, when stated in U.S. dollars, by approximately $1.1 million, largely due to the weakening of the Australian dollar, South African rand and Brazilian real.

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“Following a 2008 in which we saw meaningful sales growth in each of our three geographic segments and achieved record annual sales, we knew 2009 would present a number of new challenges for MSA,” Mr. Lambert commented. “In these uncertain economic times, our global teams are closely monitoring the markets we serve and adjusting our responses to meet market realities. Late last year and throughout the first quarter, we intensified our efforts to reduce costs across MSA. During the quarter, we reduced costs in all areas of the company, while we continue to implement our long-term strategy to enhance efficiency and operating margins on a global basis.”

Mr. Lambert referenced several cost-cutting measures the company has implemented, including:

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A voluntary retirement incentive program in North America, implemented in the first quarter, which resulted in an 8.6% decrease in the U.S. salaried workforce. This became effective February 1. The cost of this program was $6.6 million, all of which is non-cash in nature, but is expected to provide an estimated $5 million annual savings.

•	A pay freeze for all salaried U.S. and Canadian-based employees, saving an estimated $1.9 million this year. Additionally, the company has implemented salary restrictions globally.

•	The elimination of overtime in factories. The company also has responded quickly to demand changes by adjusting its hourly workforce through temporary layoffs.

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A reduction of staffing levels in some areas of the world, such as Australia and Latin America, through restructuring activities and the implementation of short-workweek programs to further reduce costs;

•	Restrictions on capital expenditures and discretionary spending, which went into effect late last year and remain in place on a global basis;

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•	The implementation of tighter cash-management processes and a very focused working capital improvement program, of which there are early indications of success; and

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The suspension of the company match portion of its retirement savings plans (401(k)), and a management salary reduction plan that cuts pay in a graduated way from 5% at the manager level up to 20% for the CEO. These combined cost reduction programs will save an estimated $2.6 million in expense this year.

“While I am pleased with the results of these actions to-date, we must continue to be diligent in our efforts to reduce costs and manage our business in ways that allow us to not only weather the current downturn, but be responsive in seizing opportunity when recovery occurs,” Mr. Lambert concluded.

About MSA:

Established in 1914, MSA is a global leader in the development, manufacture and supply of sophisticated safety products that protect people’s health and safety. Sophisticated safety products typically integrate any combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in the fire service, homeland security, construction and other industries, as well as the military. Principal products include self-contained breathing apparatus, gas masks, gas detection instruments, head protection, respirators and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through retail channels. These products are marketed and sold under the MSA Safety Works brand. MSA has annual sales of approximately $1 billion, manufacturing operations throughout the United States and Europe, and 42 international locations. Additional information is available on the company’s Web site at www.msanet.com.

Cautionary Statement Regarding Forward-Looking Statements:

Except for historical information, certain matters discussed in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including without limitation all projections and anticipated levels of future performance, involve risks, uncertainties and other factors that may cause our actual results to differ materially from those discussed herein. Actual results can be affected by any number of factors, many of which are outside of management’s control. Among the factors that could cause such differences are global economic conditions, spending patterns of government agencies, competitive pressures, product liability claims, the success of new product introductions, currency exchange rate fluctuations, the identification and successful integration of acquisitions and the risks of doing business in foreign countries. These risks, uncertainties and other factors are detailed from time-to-time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. MSA’s SEC filings are readily obtainable at no charge at www.sec.gov, as well as on a number of other commercial web sites.

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Mine Safety Appliances Company

Consolidated Condensed Statement of Income (Unaudited)

(In thousands, except earnings per share)

	Three Months Ended March 31
	2009	2008
Net sales	$218,175	$266,344
Other income	859	1,059

	219,034	267,403

Cost of products sold	135,198	159,992
Selling, general and administrative	56,820	66,094
Research and development	7,013	7,352
Restructuring and other charges	8,095	1,106
Interest	1,847	2,494
Currency exchange (gains) losses	(926)	4,094

	208,047	241,132

Income before income taxes	10,987	26,271
Provision for income taxes	3,614	10,101

Net income	7,373	16,170
Less: Net income attributable to the noncontrolling interests	152	143

Net income attributable to Mine Safety Appliances Company	7,221	16,027

Basic earnings per share	$0.20	$0.45

Diluted earnings per share	$0.20	$0.44

Dividends per common share	$0.24	$0.22

Basic shares outstanding	35,633	35,540
Diluted shares outstanding	35,824	36,021

Mine Safety Appliances Company

Consolidated Condensed Balance Sheet (Unaudited)

(In thousands)

	March 31 2009	December 31 2008
Current assets
Cash and cash equivalents	$49,660	$50,894
Trade receivables, net	175,231	198,622
Inventories	152,439	159,428
Other current assets	60,744	68,831

Total current assets	438,074	477,775

Property, net	141,128	141,409
Prepaid pension cost	75,010	78,037
Goodwill	82,305	83,211
Other non-current assets	103,124	95,378

Total	839,641	875,810

Current liabilities
Notes payable and current portion of long-term debt	$56,325	$60,849
Accounts payable	44,671	50,126
Other current liabilities	94,071	108,712

Total current liabilities	195,067	219,687

Long-term debt	94,111	94,082
Pensions and other employee benefits	117,618	120,494
Deferred tax liabilities	36,297	36,491
Other non-current liabilities	9,008	9,931
Shareholders’ equity	387,540	395,125

Total	839,641	875,810

Mine Safety Appliances Company

Segment Information (Unaudited)

(In thousands)

	Three Months Ended March 31
	2009	2008
Net sales
North America	$110,721	$146,642
Europe	56,917	60,405
International	50,537	59,297

Total	218,175	266,344

Net income attributable to Mine Safety Appliances Company
North America	$3,724	$14,582
Europe	2,069	688
International	615	3,566
Reconciling	813	(2,809)

Total	7,221	16,027

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